EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-143179, 333-149973, 333-158224, 333-165493, 333-173851, 333-204096, 333-212256, 333-210093, 333‑216671 and 333-226736) on Form S-8 and Registration Statements (Nos. 333-163811, 333-188492, 333-197903 and 333-213223) on Form S‑3 of U.S. Auto Parts Network, Inc. and subsidiaries of our report dated March 9, 2020, relating to our audit of the consolidated financial statements which appear in this Annual Report on Form 10-K of U.S. Auto Parts Network, Inc. and subsidiaries for the year ended December 28, 2019.

/s/ RSM US LLP

Los Angeles, CA

March 9,  2020